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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.           )

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White Mountains Insurance Group, Ltd.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Notice of 2004
Annual General Meeting
of Members and
Proxy Statement

        White Mountains Insurance Group, Ltd. (the "Company" and, together with its subsidiaries, "White Mountains") is a Bermuda-domiciled financial services holding company. White Mountains' operations are conducted through its subsidiaries and affiliates in the businesses of property and casualty insurance and reinsurance.

        White Mountains' property and casualty insurance and reinsurance operations principally include: (i) OneBeacon Insurance Group LLC ("OneBeacon", formerly CGU Corporation), an insurance holding company; (ii) White Mountains Re Group, Ltd. ("White Mountains Re"), a holding company which combines Folksamerica Holding Company, Inc. ("Folksamerica"), a reinsurance holding company, and The Sirius Insurance Group, a collection of international insurers and reinsurers and (iii) Esurance, Inc. ("Esurance"), a marketer of personal auto insurance directly to customers and through select online agents. White Mountains' invested assets are managed by White Mountains Advisors LLC ("WM Advisors"), a wholly-owned registered investment advisor.

        The 2004 Annual General Meeting will be confined to a Member vote on the proposals set forth in this Proxy Statement and on such other matters properly brought before the meeting.

WHITE MOUNTAINS INSURANCE GROUP, LTD.
NOTICE OF 2004 ANNUAL GENERAL MEETING OF MEMBERS
TO BE HELD OCTOBER 21, 2004

                          August 30, 2004

        Notice is hereby given that the 2004 Annual General Meeting of Members of White Mountains Insurance Group, Ltd. will be held on Thursday, October 21, 2004, at 12:00 noon Atlantic Time at the Fairmont Hamilton Princess Hotel, Hamilton, Bermuda. At this meeting you will be asked to consider and vote upon the following proposals:

  1)
  to elect five of the Company's directors to Class I with a term ending in 2007,

  2)
  to elect the Board of Directors of Sirius International Insurance Corporation, a wholly-owned reinsurance company organised under the laws of Sweden,

  3)
  to elect the Boards of Directors of Fund American Reinsurance Company, Ltd. and Scandinavian Reinsurance Company Ltd., both wholly-owned reinsurance companies organised under the laws of Bermuda,

  4)
  to elect the Board of Directors of any new non-United States operating subsidiary, as designated by the Company's Board of Directors,

  5)
  to approve the appointment of PricewaterhouseCoopers LLP as the Company's Independent Registered Public Accounting Firm for 2004.

        The Company's audited financial statements for the year ended December 31, 2003, as approved by the Company's Board of Directors, will be presented at this Annual General Meeting.

        Members of record of common shares on the record date, Friday, August 27, 2004, (i) who are individuals, may attend and vote at the meeting in person or by proxy or (ii) which are corporations or other entities, may have their duly authorised representative attend and vote at the meeting in person or by proxy. A list of all Members entitled to vote at the meeting will be open for public examination during regular business hours beginning on or about September 7, 2004 at the Company's registered office located at Clarendon House, 2 Church Street, Hamilton HM 11, Bermuda.

        All Members are invited to attend this meeting.

                      By Order of the Board of Directors,

                      Dennis P. Beaulieu
                      Corporate Secretary

        Members are invited to complete and sign the accompanying proxy card to be returned to White Mountains Insurance Group, Ltd., c/o EquiServe, P.O. Box 8694, Edison, New Jersey, 08818-8694, in the envelope provided, whether or not they expect to attend the meeting. Members who hold their common shares in a brokerage account, an employee benefit plan or through a nominee may have the added flexibility of voting their shares by telephone or over the internet.

WHITE MOUNTAINS INSURANCE GROUP, LTD.

PROXY STATEMENT

        This Proxy Statement is being furnished in connection with the solicitation of proxies on behalf of the Company's Board of Directors (the "Board") for the 2004 Annual General Meeting of Members (the "2004 Annual Meeting"), to be held on Thursday, October 21, 2004 at the Fairmont Hamilton Princess Hotel, Hamilton, Bermuda. The solicitation of proxies will be made primarily by mail, and the Proxy Statement and related proxy materials will be distributed to registered Members on or about August 30, 2004.

        Holders of the Company's common shares ("Members"), par value $1.00 per share ("Common Shares"), as of the close of business on Friday, August 27, 2004, the record date, are entitled to vote at the meeting.

        You can ensure that your Common Shares are properly voted at the meeting by completing, signing, dating and returning the enclosed proxy card in the envelope provided. Members who hold their Common Shares in a brokerage account, an employee benefit plan or through a nominee may have the added flexibility of voting by telephone or over the internet. A Member has the right to appoint another person (who need not be a Member) to represent the Member at the meeting by completing an alternative form of proxy which can be obtained from the Corporate Secretary or by notifying the Inspectors of Election (see page 29). Every Member entitled to vote has the right to do so either in person or by one or more persons authorised by a written proxy executed by such Member and filed with the Corporate Secretary. Any proxy duly executed will continue in full force and effect unless revoked by the person executing it in writing or by the filing of a subsequent proxy.

        Sending in a signed proxy will not affect your right to attend the meeting and vote. If a Member attends the meeting and votes in person, his or her proxy is considered revoked.

PROPOSAL 1

ELECTION OF THE COMPANY'S DIRECTORS

        The Board is divided into three classes (each a "Class"). Each Class serves a three-year term.

        At the 2004 Annual Meeting, Ms. Holiday and Messrs. Berkowitz, Fass, Steinberg and Smith are nominated to be elected to Class I with terms ending in 2007. The Board recommends a vote FOR Proposal 1 which calls for the election of the 2004 nominees.

        The current members of the Board and terms of each Class are set forth below:

Director	Age	Director since
Class I—Term Ending in 2004
Bruce R. Berkowitz	46	2004
Steven E. Fass	58	2000
Edith E. Holiday	52	2004
Joseph S. Steinberg	60	2001
Class II—Term Ending in 2005
John J. ("Jack") Byrne	72	1985
George J. Gillespie, III	74	1986
John D. Gillespie	45	1999
Frank A. Olson	72	1996
Class III—Term Ending in 2006
Raymond Barrette	54	2000
Howard L. Clark, Jr.	60	1986
Robert P. Cochran	54	1994
Lowndes A. Smith	64	2003
Arthur Zankel	72	1992

        In order to assist the Company in achieving its goal of having a Board with a majority of independent directors, Messrs. Gordon S. Macklin and Allan L. Waters, each current members of Class I, have chosen not to stand for re-election at the 2004 Annual Meeting.

        Of the nominees for election at the 2004 Annual Meeting, Messrs. Fass and Steinberg were previously elected by shareholders. With respect to the other nominees, an Executive Officer of the Company initially recommended Mr. Smith for appointment to the Board and non-management directors of the Company initially recommended Mr. Berkowitz and Ms. Holiday for appointment to the Board.

        The following information presents the principal occupation, business experience, recent business activities involving White Mountains and other affiliations of the nominees and directors.

Class I

        Bruce R. Berkowitz has been a director of the Company since May 2004. Mr. Berkowitz serves as Founder and Managing Member of Fairholme Capital Management, L.L.C., a registered investment adviser, and as President and Director of Fairholme Funds, Inc., investment adviser to The Fairholme Fund. Prior to founding Fairholme Capital in 1997, Mr. Berkowitz was a portfolio manager at Smith Barney, Inc. and Lehman Brothers Holdings, Inc. Mr. Berkowitz also serves as Deputy Chairman and director of Olympus Re Holdings, Ltd. ("Olympus") and as a member of the Board of Trustees of First Union Real Estate and Mortgage Investments organization.

        Steven E. Fass has been a director of the Company since February 2000. Mr. Fass has served as President and CEO of White Mountains Re since May 2004. Mr. Fass previously served as President and CEO of Folksamerica and its subsidiaries including Folksamerica Reinsurance Company from 1984 to 2004. Mr. Fass is also a director of several White Mountains subsidiaries.

        Edith E. Holiday was appointed a director of the Company in August 2004. Ms. Holiday has served as Operating Trustee for TWE Holdings I, II, III Trusts since 2002. Ms. Holiday formerly served as Assistant to the President of the United States and Secretary of the Cabinet from 1990 to 1993 and as General Counsel to the United States Treasury Department from 1989 to 1990. She is also a director of Amerada Hess Corporation, Canadian National Railway Company, H. J. Heinz Company and RTI International Metals and is a director or trustee of various investment companies in the Franklin Templeton Group of Mutual Funds.

        Joseph S. Steinberg has been a director of the Company since June 2001. Mr. Steinberg has served as the President of Leucadia National Corporation ("Leucadia") since 1979. Mr. Steinberg is also a director of Leucadia, MK Resources Company, Finova Group, Inc. and Jordan Industries, Inc. In addition, Mr. Steinberg is Chairman of Olympus and HomeFed Corporation.

Class II

        Jack Byrne has been a director of the Company since 1985. Mr. Byrne formerly served as Chairman of the Company from 1985 to November 2003, as CEO of the Company from February 2002 to December 2002, as Chairman of the Board of Managers of OneBeacon from June 2001 to December 2001, as CEO of the Company from January 2000 to June 2001, as President and CEO of the Company from 1990 to 1997 and as CEO from 1985 to 1990. Mr. Byrne also serves as a director of Montpelier and Symetra Financial Corporation ("Symetra").

        George J. Gillespie, III was appointed Chairman of the Company in November 2003 and has been a director of the Company since 1986. Mr. Gillespie has been a Partner in the law firm of Cravath, Swaine & Moore LLP ("CS&M") since 1963. He is also a director of The Washington Post Company. CS&M has been retained by White Mountains from time to time to perform legal services. See "Certain Relationships and Related Transactions" and "Compensation Committee Interlocks and Insider Participation in Compensation Decisions." Mr. Gillespie's son, John Gillespie, is Deputy Chairman and is Chairman and President of WM Advisors.

        John D. Gillespie has been a director of the Company since 1999 and serves as Deputy Chairman of the Company and Chairman and President of WM Advisors. Mr. Gillespie served as a Managing Director of OneBeacon from June 2001 to 2003. He is also the founder and Managing Partner of Prospector Partners, LLC ("Prospector"). Prior to forming Prospector, Mr. Gillespie was President of the T. Rowe Price Growth Stock Fund and the New Age Media Fund, Inc. Mr. Gillespie serves as a director of Montpelier Re Holdings Ltd. ("Montpelier"), Symetra and several White Mountains subsidiaries. White Mountains owns limited partnership investment interests which are managed by Mr. Gillespie. See "Certain Relationships and Related Transactions." Mr. Gillespie's father, George Gillespie, is Chairman of the Company.

        Frank A. Olson has been a director of the Company since 1996. Mr. Olson is Chairman Emeritus of The Hertz Corporation ("Hertz"). Mr. Olson served as the CEO of Hertz from 1977 to 1999 and has been with that company since 1964. He is also a director of Franklin Templeton Investments Corp., Amerada Hess Corporation and Becton, Dickinson and Company.

Class III

        Raymond Barrette was appointed President and CEO of the Company on January 1, 2003 and has been a director since 2000. Mr. Barrette was CEO of OneBeacon from June 2001 to December 2002 and remains its Chairman. Mr. Barrette joined White Mountains Insurance Group in November 1997 as Executive Vice President and Chief Financial Officer. He was President from January 2000 to June 2001. Prior to joining White Mountains Mr. Barrette had 23 years of experience in the insurance business, mostly at Fireman's Fund Insurance Company. He is also Lead Director of Montpelier, and is a director of several White Mountains subsidiaries.

        Howard L. Clark, Jr. has been a director or advisor to the Board since 1986. He is currently Vice Chairman of Lehman Brothers, Inc. ("Lehman") and was Chairman and CEO of Shearson Lehman

Brothers Inc. from 1990 to 1993. Prior to joining Shearson Lehman Brothers Inc., Mr. Clark was Executive Vice President and Chief Financial Officer of American Express Company. He is also a director of Lehman Brothers, Maytag Corporation, United Rentals, Inc. and Walter Industries, Inc. Lehman provides various services to White Mountains from time to time. See "Certain Relationships and Related Transactions" and "Compensation Committee Interlocks and Insider Participation in Compensation Decisions."

        Robert P. Cochran has been a director of the Company since 1994. Mr. Cochran was a founding principal of Financial Security Assurance Holdings Ltd. ("FSA") and has served FSA in various capacities since 1985. He has been President and CEO and a director of FSA since 1990 and became Chairman in 1997. He is also Chairman of Financial Security Assurance Inc. and Financial Security Assurance (U.K.) Ltd.

        Lowndes A. Smith was appointed a director of the Company in November 2003. Mr. Smith formerly served as Vice Chairman of The Hartford Financial Services Group and President and CEO of Hartford Life Insurance Company. He joined The Hartford in 1968. Mr. Smith is also a director of Hartford Mutual Fund and is Chairman of the Connecticut Children's Medical Center.

        Arthur Zankel has been a director or advisor to the Board since 1992. Mr. Zankel is currently Senior Managing Member of High Rise Capital Advisors LLC. He served as a General Partner of First Manhattan Co. from 1965 to 1999 and was Co-Managing Partner of First Manhattan from 1979 to 1997. White Mountains owns limited partnership investment interests which are managed by Mr. Zankel. See "Certain Relationships and Related Transactions" and "Compensation Committee Interlocks and Insider Participation in Compensation Decisions."

CORPORATE GOVERNANCE

        White Mountains is committed to maintaining sound corporate governance practices. Corporate governance is the system by which companies are directed and controlled and involves the distribution of rights and responsibilities among the Board, management and the Company's Members. The Company has established Corporate Governance Guidelines that spell out its overall approach towards corporate governance.

        The Company also has a Code of Business Conduct that applies to all directors, officers and employees in carrying out their responsibilities to and on behalf of the Company.

        The Company's Corporate Governance Guidelines and Code of Business Conduct are available at www.whitemountains.com.

The Board

        The day-to-day management of the Company, including the preparation of financial statements and short-term and long-term strategic planning, is the responsibility of the Company's management. The primary responsibility of the Board is to oversee and review management's performance of these functions in order to advance the long-term interests of the Company and its Members.

        In fulfilling this responsibility, directors must exercise common sense business judgment and act in what they reasonably believe to be in the best interests of the Company and its Members. Directors are entitled to rely on the honesty and integrity of senior management and the Company's outside advisors and auditors. However, it is the Board's responsibility to establish that they have a reasonable basis for such reliance by ensuring that they have a strong foundation for trusting the integrity, honesty and undivided loyalty of the senior management team upon whom they are relying and the independence and expertise of the Company's outside advisors and auditors.

Committees of the Board

Audit Committee

        The Audit Committee principally performs the following functions: (1) engaging the independent auditor, subject to Member approval, and negotiating the audit fee on behalf of the Board; (2) reviewing with the independent auditor the plan, scope and results of the audit and any recommendations the independent auditor may have for improving or changing the audit and control environment; (3) reviewing and pre-approving any audit, audit-related and non-audit related services the independent auditor performs (including associated fees) and considers the effect, if any, this may have on their independence; (4) reviewing with our internal auditors the plan, scope and results of their audits and investigations; (5) discussing with management, the independent auditor and our internal auditors the adequacy of internal accounting controls and discussing with each of them, independently of the other, any recommendations on matters that any of them considers to be of importance; (6) reviewing White Mountains' accounting principles and its financial reporting policies and practices; (7) reviewing the integrity of White Mountains' annual and interim financial statements, earnings releases and other financial information prior to their release to the public; (8) monitoring the Company's compliance with legal and regulatory requirements and other applicable standards; and (9) undertaking other duties as assigned by the Board. The Audit Committee currently consists of Messrs. Smith (as Chairman), Berkowitz, Olson and Steinberg.

        The Board has determined that each current member of the Audit Committee meets applicable NYSE listing standards.

        The Audit Committee Charter, which outlines the duties and responsibilities of the committee, is included herein as Exhibit A and is also available at www.whitemountains.com.

        Through February 25, 2004, the Audit Committee consisted of Messrs. Clark (as Chairman), Olson, Steinberg and Zankel. The changes to the Audit Committee during 2004 were made in response to the revised New York Stock Exchange ("NYSE") listing standards' definition of independence for audit committee members.

Compensation Committee

        The Compensation Committee reviews and makes recommendations to the Board on director and officer compensation and oversees the administration of White Mountains' incentive compensation plans. The Compensation Committee currently consists of Messrs. Cochran (as Chairman), Olson, Smith and Steinberg.

        The Compensation Committee Charter, which outlines its primary duties and responsibilities, is available at www.whitemountains.com.

        Prior to forming the Compensation Committee in response to the revised NYSE listing standards, White Mountains' cash-based compensation plans were administered by its former Human Resources Committee and its share-based compensation plans were administered by its former Compensation Sub-Committee. The Human Resources Committee consisted of Messrs. Cochran (as Chairman), Mark J. Byrne (a former director), Clark, K. Thomas Kemp (a former director), George Gillespie, Macklin, Olson, Steinberg and Zankel and the Compensation Sub-Committee consisted of Messrs. Cochran (as Chairman), Mark Byrne, Macklin, Olson, Steinberg and Zankel.

Nominating and Governance Committee

        The Nominating and Governance Committee was formed in February 2004 and is comprised of Messrs. Clark (as Chairman), Cochran, Olson and Steinberg. The Nominating and Governance Committee performs the following functions: (1) identifies individuals qualified to become directors and recommends such individuals to the Board for nomination; (2) makes recommendations to the Board concerning committee appointments; (3) develops, recommends and annually reviews corporate governance guidelines and oversees corporate governance matters; (4) coordinates and monitors an annual review of the Board's performance; and (5) considers candidates suggested by shareholders.

        The Nominating Committee Charter, which outlines its primary duties and responsibilities, is available at www.whitemountains.com.

        General Criteria and Process for Selection of Director Candidates.    In identifying and evaluating director candidates, the Nominating and Governance Committee does not set specific criteria for directors. Under its charter, the committee is responsible for determining desired Board skills and attributes such as independence, integrity, expertise, breadth of experience, knowledge about the Company's business or industry and ownership interest in the Company. Directors must be willing to devote adequate time and effort to Board responsibilities. As set forth in the Company's Corporate Governance Guidelines and its charter, the committee is responsible for recommending director candidates to the Board.

        Consideration of Director Candidates Nominated by Members.    The Company has not adopted a specific policy regarding consideration of director candidates from Members. Members who wish to recommend candidates for consideration by the committee may submit their nominations in writing to the Corporate Secretary at the address provided in this Proxy Statement. The committee may consider such Member recommendations when it evaluates and recommends candidates to the Board for submission to Members at each annual general meeting. In addition, Members may nominate director candidates for election without consideration by the committee by complying with the eligibility, advance notice and other provisions of our Bye-laws as described below.

        Procedures for Nominating Director Candidates.    Shareholder proposals will be eligible for consideration for inclusion in the proxy statement and proxy relating to the Company's 2005 Annual Meeting of Shareholders pursuant to Rule 14a-8 promulgated under the Securities Exchange Act of 1934, as amended, if all applicable requirements of Rule 14a-8 are satisfied and such proposals are received timely by the Corporate Secretary as outlined below.

        Under the Company's Bye-laws, nominations for the election of directors may be made by the Board or by any Member entitled to vote for the election of directors (a "Qualified Member"). A Qualified Member may nominate persons for election as directors only if written notice of such Qualified Member's intent to make such nomination is delivered to the Secretary not later than: (i) with respect to an election to be held at an annual general meeting, 90 days prior to the anniversary date of the immediately preceding annual general meeting or not later than 10 days after notice or public disclosure of the date of the annual general meeting is given or made available to Qualified Members, whichever date is earlier, and (ii) with respect to an election to be held at a special general meeting for the election of directors, the close of business on the seventh day following the date on which notice of such meeting is first given to Qualified Members. Each such notice shall set forth: (a) the name and address of the Qualified Member who intends to make the nomination and of the person or persons to be nominated; (b) a representation that the Qualified Member is a holder of record of Common Shares entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice; (c) a description of all arrangements or understandings between the Qualified Member and each such candidate and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the Qualified Member; (d) such other information regarding each candidate proposed by such Qualified Member as would have been required to be included in a proxy statement filed pursuant to the proxy rules of the United States Securities and Exchange Commission (the "SEC") had each such candidate been nominated, or intended to be nominated, by the Board; and (e) the consent of each such candidate to serve as a director of the Company if so elected.

Meetings of the Board of Directors

        During 2003, the following meetings of the Board were held: six meetings of the full Board, nine meetings of the Audit Committee, three meetings of the Human Resources Committee and two meetings of the Compensation Sub-Committee. During 2003, each director attended more than 75% of all meetings of the Board including its various committees, except Mr. Steinberg who was unable to attend three meetings of the full Board and Mr. Macklin who was unable to attend one meeting of the Human Resources Committee and one meeting of the Compensation Sub-Committee.

VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF

Voting Rights of Members

        As of August 27, 2004, there were 10,769,451 Common Shares outstanding. Members of record of Common Shares shall be entitled to one vote per Common Share, provided that if and so long as the votes conferred by "Controlled Common Shares" (as defined below) of any person constitute ten percent (10%) or more of the votes conferred by the outstanding Common Shares of the Company, each outstanding Common Share comprised in such Controlled Common Shares shall confer only a fraction of a vote that would otherwise be applicable according to the following formula:

[(T divided by 10)-1] divided by C

        Where: "T" is the aggregate number of votes conferred by all the outstanding Common Shares; and "C" is the number of votes conferred by the Controlled Common Shares of such person.

        "Controlled Common Shares" in reference to any person means:

  (i)
  all Common Shares directly, indirectly or constructively owned by such person within the meaning of Section 958 of the Internal Revenue Code of 1986, as amended, of the United States of America; and

  (ii)
  all Common Shares directly, indirectly or constructively owned by any person or "group" of persons within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder; provided that this clause (ii) shall not apply to (a) any person (or any group that includes any person) that has been exempted from the provisions of this clause or (b) any person or group that the Board, by the affirmative vote of at least seventy-five percent (75%) of the entire Board, may exempt from the provisions of this clause.

        The limitations set forth above do not apply to any Member which is a "Byrne Entity" (as defined below) for any matter submitted to the vote of Members, except with respect to the election of directors. "Byrne Entity" means any of Mr. Jack Byrne (a director of the Company), any foundation or trust established by any associate or affiliate of him (or any group of which he is a part), as defined under Section 13(d) of the United States Securities Exchange Act of 1934, as amended.

        If, as a result of giving effect to the foregoing provisions or otherwise, the votes conferred by the Controlled Common Shares of any person would otherwise represent 10% or more of the votes conferred by all the outstanding Common Shares, the votes conferred by the Controlled Common Shares of such person shall be reduced in accordance with the foregoing provisions. Such process shall be repeated until the votes conferred by the Controlled Common Shares of each person represent less than 10% of the votes conferred by all Common Shares.

Principal Holders of Common Shares

        To the knowledge of the Company, there was no person or entity beneficially owning more than 5% of the Common Shares outstanding as of August 27, 2004, except as shown below.

Name and address of beneficial owner	Number of Common Shares beneficially owned	Percent of Class
Franklin Mutual Advisers LLC 51 JFK Parkway, Short Hills, NJ 07078(a)	1,999,133	18.6%
Berkshire Hathaway Inc. ("Berkshire") 1440 Kiewit Plaza, Omaha, NE 68131	1,724,200	16.0%
Jack Byrne 80 South Main Street, Hanover, NH 03755(b)	1,036,277	9.6%

(a)
The Common Shares beneficially owned by Franklin Mutual Advisers LLC ("Franklin") were acquired for investment purposes on behalf of client investment advisory accounts.

(b)
Includes 631,333 Common Shares owned directly by several Grantor Retained Annuity Trusts ("GRATs") which are deemed to be indirectly owned by Mr. Byrne and are voted by the trustee of the GRATs. Also includes 50 Common Shares owned and voted by Mr. Byrne's spouse which he is deemed to indirectly beneficially own. Does not include 72,715 Common Shares contributed to trusts and charitable foundations for which Mr. Byrne disclaims beneficial ownership, but for which his spouse retains voting power.

Beneficial Stock Ownership of Directors and Executive Officers

        The following table sets forth, as of August 27, 2004, beneficial ownership of Common Shares by each director of the Company, by each Named Executive Officer, and by all Directors and Executive Officers as a group.

	Number of Common Shares owned
Directors and Executive Officers
	Beneficially(a)(b)	Economically(c)
Raymond Barrette	26,028	117,999
Bruce R. Berkowitz(d)	83,500	83,500
Jack Byrne(e)	1,036,277	1,036,277
John P. Cavoores	1,465	17,465
Howard L. Clark, Jr.	1,000	1,000
Robert P. Cochran	25,000	25,000
Steven E. Fass	7,431	38,417
David T. Foy	0	21,000
George J. Gillespie, III	1,000	1,000
John D. Gillespie(f)	63,703	105,711
Edith E. Holiday	0	0
Gordon S. Macklin	15,000	15,000
Frank A. Olson	3,000	3,000
Lowndes A. Smith	1,000	1,000
Joseph S. Steinberg(g)	0	0
Allan L. Waters	3,792	3,792
Arthur Zankel	8,600	8,600
All Directors and Executive Officers as a group (20 persons)	1,277,291	1,503,506

(a)
The Common Shares beneficially owned by Mr. Byrne and all Directors and Executive Officers as a group represent 9.6% and 11.9% of the total Common Shares outstanding at August 27, 2004, respectively. No other Director or Executive Officer beneficially owned 1% or more of the total Common Shares outstanding at that date. Beneficial ownership has been determined in accordance with Rule 13d-3(d)(1) of the Securities Exchange Act of 1934.

(b)
Includes vested and unexercised options ("Options") to acquire 2,265 and 3,600 Common Shares for Messrs. Barrette and Fass, respectively. Excludes 10,000 and 3,000 unearned restricted Common Shares ("Restricted Shares") held by Messrs. Fass and Foy, respectively.

(c)
Common Shares shown as economically owned include Common Shares beneficially owned, unearned performance share awards at target, unvested Option awards, unearned Restricted Shares and earned phantom shares on compensation deferred.

(d)
Represents Common Shares owned by various investment funds in which Mr. Berkowitz is managing member. Mr. Berkowitz disclaims beneficial ownership of such Common Shares except to the extent of his pecuniary interest in such funds.

(e)
Includes 631,333 Common Shares owned directly by GRATs which are deemed to be indirectly owned by Mr. Byrne and are voted by the trustee of the GRATs. Also includes 50 Common Shares owned and voted by Mr. Byrne's spouse which he is deemed to indirectly beneficially own. Does not include 72,715 Common Shares contributed to trusts and charitable foundations for which Mr. Byrne disclaims beneficial ownership, but for which his spouse retains voting power.

(f)
Includes 62,000 Common Shares owned by various funds of Prospector in which Mr. Gillespie is either general manager or investment manager. Mr. Gillespie disclaims beneficial ownership of such Common Shares except to the extent of his pecuniary interest in such funds.

(g)
Does not include any interest in 375,000 Common Shares (approximately 3.5% of the total Common Shares outstanding on August 27, 2004) beneficially owned by Leucadia. Mr. Steinberg is the President and a Director of Leucadia and, together with certain family members, Mr. Steinberg currently beneficially owns approximately 13% of the common shares of Leucadia.

COMPENSATION OF DIRECTORS

Standard Arrangements

        Directors who served during 2003 and who are not officers of White Mountains each received a director's retainer of $60,000 (with Messrs. Smith and Waters receiving a partial-year retainer of $30,000) and such directors also received fees of $4,000 for each Board meeting and committee meeting attended. Committee Chairmen also received an additional $25,000 for each committee they Chair. Each of the retainers mentioned above relate to the twelve month period from May 2003 through April 2004. In addition, Messrs. Byrne and George Gillespie also received additional retainers of $50,000 and $25,000 for the 2003 period in which they each served as Chairman of the Board. For 2004, Mr. George Gillespie's retainer as Chairman of the Board was increased to $200,000. Officers of White Mountains do not receive compensation for their role as a director.

Other Arrangements

        Mr. Byrne was previously awarded 25,000 Restricted Shares which vested in June 2003. The value of such Restricted Shares earned by Mr. Byrne totalled $10,275,000.

        In May 2003 all outstanding performance shares previously issued to Messrs. Byrne, Macklin and Waters were terminated early in light of proposed independence standards for directors and were paid in cash. The value of the performance shares deemed earned in May 2003 for Messrs. Byrne, Macklin and Waters totalled $10,206,900, $514,800 and $1,188,000, respectively.

        Mr. Byrne received his awards of Restricted Shares and performance shares in connection with his service as an Executive Officer of the Company, Mr. Macklin received his award of performance shares in connection with his service as Deputy Chairman of the Company and Mr. Waters received his award of performance shares in connection with his service as an advisor to the Company.

COMPENSATION OF EXECUTIVE OFFICERS

        The following tables set forth certain information regarding the salary, incentive compensation and benefits paid by White Mountains with respect to 2003 to its CEO and its four most highly compensated Executive Officers (collectively, the "Named Executive Officers").

Long-Term Compensation
Awards
	Annual Compensation						Payouts
Restricted Share Awards ($)(a)
Name and Current Principal Position	Year	Salary($)	Bonus($)	Other Annual Compensation($)		Securities Underlying Options(#)	LTIP Payouts ($)(b)	All Other Compensation ($)(c)(d)
Raymond Barrette President and CEO	2003 2002 2001	400,000 400,000 400,000	250,000 260,000 0	0 0 0	0 0 7,044,500	0 0 0	10,273,313 6,510,000 3,960,000	56,539 149,090 41,016

John D. Gillespie President of WM Advisors	2003 2002 2001	400,000 400,000 400,000	305,000 330,000 110,000	0 0 0	0 0 1,384,000	0 0 0	10,273,313 0 0	62,317 66,037 3,219

Steven E. Fass(e) President and CEO of White Mountains Re	2003 2002 2001	466,000 466,000 466,000	700,000 700,000 0	0 0 0	0 0 865,000	0 0 0	2,222,162 1,726,440 244,845	16,019 31,062 26,310

David T. Foy(f) Executive Vice President an Chief Financial Officer	2003	307,692	700,000	0	1,023,000	0	0	0

John P. Cavoores President and CEO of OneBeacon	2003 2002 2001	400,000 400,000 400,000	200,000 320,000 200,000	0 0 0	0 0 519,000	0 0 0	4,109,325 0 0	70,524 46,292 33,818

(a)
Represents the value of Restricted Share awards under White Mountains' Long-Term Incentive Plan, as amended, (the "Incentive Plan") as of their respective award dates. Restricted Shares vest over a fixed term from the date of grant based on continuous service by the employee throughout such period. Restricted Shares are considered outstanding Common Shares when awarded and are therefore entitled to Common Share dividends when declared and paid. The Company awarded Mr. Foy 3,000 Restricted Shares in April 2003 which are scheduled to vest in April 2006. The market value of Mr. Foy's unvested Restricted Shares totalled $1,379,850 as of December 31, 2003. The Company awarded Messrs. Barrette, Gillespie, Fass and Cavoores 17,000; 4,000; 2,500 and 1,500 Restricted Shares in June 2001, respectively, which were scheduled to vest in June 2003 and awarded Mr. Barrette 3,750 Restricted Shares in February 2001 which were scheduled to vest in December 2002 (see note (d) below).

(b)
Represents Performance Shares earned under the Incentive Plan and, for Mr. Fass, cash awards earned under the Folksamerica Holding Company, Inc. Performance Share Plan and the Folksamerica Holding Company, Inc. Long-term Incentive Plan.

(c)
Amounts include, when applicable, 401(k) Savings Plan employer matching contributions (which did not exceed $12,000 per individual), director fees and retainers paid by companies in which White Mountains is entitled to board representation and imputed income items relating primarily to corporate-provided housing, personal use of White Mountains' aircraft and the value of life insurance provided in excess of $50,000 of coverage. The amounts for 2003 relating to such imputed income items for Messrs. Barrette, Gillespie, Fass, Foy and Cavoores were $12,789; $567; $4,019; $0 and $70,524, respectively. The amounts for 2003, 2002 and 2001 relating to director fees and retainers of affiliates include $31,750; $51,500 and $9,685 for Mr. Barrette and $57,750; $57,000 and $0 for Mr. Gillespie.

(d)
During 2003, the Company repurchased from Messrs. Barrette, Gillespie and Fass 17,000; 4,000 and 2,500 Restricted Shares, respectively, and in December 2002 repurchased from Mr. Barrette 3,750 Restricted Shares, in each case for $.01 per share. Each were granted an amount equivalent to the market value of such Restricted Shares (2003: $6,987,000 for Mr. Barrette, $1,644,000 for Mr. Gillespie and $1,027,500 for Mr. Fass; 2002: $1,218,750 for Mr. Barrette) in various non-qualified deferred compensation plans of the Company and its subsidiaries. The Company concluded that these transactions created no additional compensation for the aforementioned Named Executive Officers.

(e)
Mr. Fass served as President and CEO of Folksamerica until May 2004. Therefore, Mr. Fass' 2003 compensation was earned entirely at Folksamerica.

(f)
Mr. Foy joined the Company during 2003. Mr. Foy's annual bonus compensation includes a one-time $500,000 sign-on bonus.

Option Grants in Last Fiscal Year

        The Company did not grant any Options during 2003.

Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End Option Values

        The following table summarizes, for the applicable Named Executive Officers, Options exercised during the Company's latest fiscal year, and the number and in-the-money value of Options outstanding as of December 31, 2003.

			As of December 31, 2003
	Year ended December 31, 2003
			Number of Securities Underlying Unexercised Options at Fiscal Year Ended(#)		Value of Unexercise In-the- Money Options at Fiscal Year-End($)
Name	Common Shares Acquired	Value Realized($)
			Exercisable	Unexercisable	Exercisable	Unexercisable
Raymond Barrette	0	$0	2,265	5,400	$740,921	$1,766,434
Steven E. Fass	0	0	3,600	5,400	1,177,622	1,766,434

Long-Term Incentive Plans—Awards in Last Fiscal Year

        Performance Shares.    The following table summarizes the performance share awards made to the applicable Named Executive Officers during 2003.

			Extimated Future Payouts(a)
Name	Number of Common Shares(#)	Performance period for payout
			Threshold(#)	Target(#)	Maximum(#)
Raymond Barrette	13,000	3 yrs.	0	13,000	26,000
John D. Gillespie	13,000	3 yrs.	0	13,000	26,000
Steven E. Fass	5,000	3 yrs.	0	5,000	10,000
David T. Foy	10,000	3 yrs.	0	10,000	20,000
John P. Cavoores	3,000	3 yrs.	0	3,000	6,000

(a)
Performance shares are payable upon completion of pre-defined business goals and are valued based on the market value of Common Shares at the time awards are earned. Performance shares are paid in cash but can be paid in Common Shares if the Board so determines. With respect to the 2003 performance shares awarded to Messrs. Barrette, Foy, Fass and Cavoores, "Target" performance is the attainment of a corporate annualized return on equity ("ROE") of 11% after tax as measured by the Company's growth in its intrinsic business value. At a ROE of 4% or less ("Threshold") the percentage of performance shares payable will be 0% and at a ROE of 21% or more ("Maximum") the percentage of performance shares will become 200% of target. With respect to 50% of the 2003 performance shares awarded to Mr. Gillespie, "Target" performance is the attainment of a 11% ROE, as described above, and 50% is the attainment of a return on invested assets of 150 basis points over the applicable return on the ten-year United States treasury rate. At a return on invested assets equal to the applicable return on the ten-year United States treasury rate ("Threshold") the percentage of performance shares payable will be 0% and at a return on invested assets of 325 basis points over the applicable return on the ten-year United States treasury rate ("Maximum") the percentage of performance shares will become 200% of target.

        Other awards.    Mr. Fass was also granted a contingent cash award under the Folksamerica Holding Company, Inc. Long-Term Incentive Plan during 2003. The "Target" amount of this award was initially determined as 100% of Mr. Fass' eligible base salary (or $466,000) which is subsequently increased or decreased by Folksamerica's underwriting return on capital ("UROC") achieved during the performance period. With respect to this award, "Target" performance is the attainment of a 14% pretax UROC. UROC is a proprietary measure which is viewed by the Company as being indicative of Folksamerica's operating performance.

        Mr. Cavoores was also granted a contingent cash award under the OneBeacon Performance Unit Plan during 2003. The "Target" amount of this award was initially determined as 10,000 Performance Units (which are initially valued at $100 per unit) which is subsequently increased or decreased by OneBeacon's pretax ROE achieved during the performance period. With respect to this award, "Target" performance is the attainment of a combined ratio of 96% (as computed under generally accepted accounting principles or "GAAP"). The GAAP combined ratio is viewed by the Company as being indicative of OneBeacon's operating performance.

        See "Report of the Committees on Executive Compensation" for additional information concerning these awards.

Equity Compensation Plan Table

        The following table provides information as of December 31, 2003 with respect to Common Shares that may be issued under White Mountains' existing incentive compensation plans. Performance shares awarded under the Incentive Plan are typically paid in cash, though they may be paid in Common Shares at the election of the Board or a Committee of the Board. For that reason, these plans are listed in the Equity Compensation Plan Table below. The Folksamerica Holding Company, Inc. Long-Term Incentive Plan, the Folksamerica Holding Company, Inc. Performance Share Plan and the OneBeacon Performance Unit Plan are cash-based plans which do not provide for the issuance of Common Shares and are therefore excluded from this table.

Plan category	(a) Number of securities that may be issued upon exercise or vesting of outstanding options, warrants and rights at Target	(b) Weighted average exercise price of outstanding options, warrants and rights	(c) Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column(a))
Equity compensation plans approved by security holders — Incentive Plan:			291,000
Performance shares	197,800	$0
Restricted Shares (1)	6,000	0
Options (2)	50,565	132.83

Equity compensation plans not approved by security holders — Performance Plan (3):
Performance shares	199,874	$0	500,000

(1)
The outstanding Restricted Shares, which were granted in 2003, are currently outstanding but have not been earned. Restricted Shares vest over a fixed term from the date of grant based on continuous service by the employee throughout such period.

(2)
The outstanding Options were granted in 2000 at an exercise price equal to the underlying market value of Common Shares on the date of grant. The exercise price escalates on a straight-line basis by 6% per annum over the ten-year life of the Options. The weighted average shown above represents the effective exercise price per Option at December 31, 2003.

(3)
The Performance Plan is a long-term incentive plan of OneBeacon which provides for granting of performance shares to certain of its key employees. The performance goals for full payment of performance shares issued under the Performance Plan are similar to those of the Incentive Plan. The Performance Plan was not subject to Member approval. No performance shares were granted under the Performance Plan during 2003.

COMPENSATION PLANS

        Pension Plans.    Benefit accruals under a qualified defined benefit pension plan and a non-qualified supplemental plan of OneBeacon were frozen for all participating employees as of December 31, 2002. As of such date, Messrs. Barrette, Gillespie and Cavoores each had less than 1.6 years of credited service for purposes of accruing pension benefits. As a result, each of their respective accrued retirement benefits were insignificant.

        Benefit accruals under a qualified defined benefit pension plan of Folksamerica were frozen for all participating employees as of December 31, 2002. As of such date, Mr. Fass had 22.6 years of credited service and an average final compensation of $172,000. This resulted in Mr. Fass' annual benefit payable at age 65 being set at $63,160 annually for as long as he lives but in no event for less than 10 years.

        Mr. Cavoores participates in the OneBeacon Insurance Company Employee Stock Ownership Plan (the "ESOP"), a qualified employee stock ownership plan which was established during 2003. Under the terms of the ESOP, Mr. Cavoores' ESOP account is credited with an annual contribution, in cash or Common Shares, in an amount equal to the lesser of three percent of his base salary (which was $400,000 for 2003) and three percent of the applicable Social Security wage base (which was $87,000 for 2003). As of December 31, 2003, Mr. Cavoores' ESOP balance was not vested.

        Deferred Compensation Plans.    The Named Executive Officers are eligible to participate in various unfunded, nonqualified plans for the purpose of deferring current compensation for retirement savings (the "Deferred Compensation Plans"). Pursuant to the Deferred Compensation Plans, participants may defer all or a portion of qualifying remuneration payable which can be invested in various investment options generally available to the investment community including Common Shares. Earned compensation credited to the deferred compensation accounts of such individuals have been included in the Summary Compensation Table.

        Mr. Fass is a participant in the Folksamerica Holding Company, Inc. Deferred Benefit Plan, a non-qualified deferred compensation plan for a select group of employees which was frozen at December 31, 2002. The Deferred Benefit Plan credited each participant's account annually with amounts based on the additional value of pension and 401(k) benefits earned that were above IRS limits on qualified plan benefits. Mr. Fass's account value under the Deferred Benefit Plan was $1,356,921 as of the date this benefit was frozen.

Other Compensation Arrangements

        Pursuant to the Incentive Plan, under some circumstances Options may become fully exercisable, Restricted Shares may immediately vest and performance shares may become partially or fully payable. Such circumstances are more fully described in the Incentive Plan.

        Pursuant to an employment letter dated February 26, 2003, Mr. Foy received, in addition to the Company's customary officer benefits, a sign-on bonus of $500,000, a guaranteed annual bonus of no less than $200,000 for 2003, 2004 and 2005 and a one-time grant of 3,000 Restricted Shares vesting at the end of Mr. Foy's third year of employment. Under certain circumstances, if Mr. Foy's employment with the Company is terminated within the first three years, Mr. Foy is entitled to one year of accrued salary and bonus compensation and a cash payment equal to a pro rated value of his unearned performance share awards in an amount not less than the value of 3,000 Common Shares.

        Pursuant to an employment agreement dated January 1, 2001, Mr. John Gillespie is entitled to receive an annual salary of $400,000, an annual bonus of up to 200% of his salary, minimum grants of performance shares, participation in employee benefit and fringe benefit plans and an indemnity. Under this agreement, Mr. Gillespie may continue his active involvement with Prospector, so long as Mr. Gillespie devotes the requisite time required to fulfill his responsibilities to WM Advisors. The agreement specifies procedures pursuant to which Prospector's funds have the ability to invest first in opportunities appropriate for both White Mountains and such funds. Either party can terminate the employment agreement upon 30 days notice and, upon termination, Mr. Gillespie is entitled to accrued compensation and a cash payment equal to a pro rated value of his unearned performance share awards.

        In addition, White Mountains has certain revenue sharing agreements with Mr. John Gillespie relating to his interest in Prospector. See "Certain Relationships and Related Transactions" below.

Certain Relationships and Related Transactions

        Mr. Clark is Vice Chairman of Lehman which has, from time to time, provided various services to White Mountains including investment banking services, brokerage services, underwriting of debt and equity securities and financial consulting services. Lehman was lead underwriter for White Mountains' $700.0 million Senior Note offering and was also the arranger, the administrative agent and a lender under White Mountains' bank facility.

        Mr. George Gillespie is a Partner at CS&M which has been retained by White Mountains from time to time to perform legal services.

        Mr. John Gillespie, pursuant to his employment agreement previously described under "Other Compensation Arrangements", may continue his active involvement with Prospector so long as Mr. Gillespie devotes the requisite time required to fulfill his responsibilities to WM Advisors. The agreement specifies procedures pursuant to which Prospector's funds have the ability to invest first in opportunities appropriate for both White Mountains and such funds.

        Pursuant to revenue sharing agreements, Mr. Gillespie has agreed to pay White Mountains a portion of the revenues and distributions allocable to him in connection with Prospector, in return for White Mountains agreeing to pay the operational expenses of his investment management companies. During 2003, White Mountains' recorded $1,432,409 in net revenue under the Prospector revenue sharing agreements. At December 31, 2003, White Mountains had $99.8 million invested in funds managed by Prospector. In addition, Messrs. Byrne, George Gillespie, John Gillespie and Olson owned investments in funds managed by Prospector as of such date.

        In September 2001, White Mountains entered into a five-year lease at a market-based rate for a building partially owned by Mr. John Gillespie and trusts for the benefit of members of his family (the "Gillespie Trusts"). For 2003, the rental payments attributable to Mr. Gillespie's ownership in the building totalled approximately $15,000 and the rental payments attributable to the Gillespie Trusts' ownership in the building totalled approximately $124,000.

        Mr. John Gillespie indirectly through general and limited partnership interests holds a 44% interest in Dowling & Partners Connecticut Fund III, LP ("Fund III"). OBPP and Folksamerica Specialty Underwriting, Inc. ("FSUI") have borrowed approximately $8 million and $7 million, respectively, from Fund III in connection with an incentive program sponsored by the State of Connecticut known as the Connecticut Insurance Reinvestment Act (the "CIR Act"). The CIR Act provides for Connecticut income tax credits to be granted for qualifying investments made by approved fund managers. The loans made by Fund III to OBPP and FSUI are qualifying investments and, together, have the potential to generate up to $15 million of tax credits that would be shared equally between Fund III on the one hand and OBPP and FSUI on the other. As a result of his interest in Fund III, Mr. Gillespie could realize up to $3.3 million from the tax credits, although any such amount would be subject to the revenue sharing agreements with White Mountains described above.

        Mr. Zankel is Senior Managing Member of the General Partner of High Rise Capital Advisors LLC, which is the General Partner of High Rise Partners II, L.P. and Cedar Bridge Realty Fund, L.P.

At December 31, 2003, White Mountains had a total of $59.1 million in investments that were managed by these entities.

        White Mountains provides various reinsurance services to Olympus. During 2003, White Mountains received $67.5 million from Olympus for such services. Mr. Berkowitz, through various investment funds in which he is managing member, is deemed to control more than 10% of Olympus' common shares.

        On June 29, 2004, Berkshire exercised all of its warrants to purchase 1,724,200 Common Shares of White Mountains for $294.0 million. Berkshire bought the warrants in connection with the financing of White Mountains' acquisition of OneBeacon in 2001. The warrants were exercisable at any time until May 2008 and callable by the Company on or after May 31, 2005. Berkshire and the Company agreed to reduce the exercise price by approximately 2% in light of Berkshire's early exercise of the warrants.

        White Mountains and Berkshire led the investor group that acquired Symetra (formerly Safeco Life) for $1.35 billion on August 2, 2004. In addition, in the ordinary course of its business, White Mountains has, and in the future may, enter into insurance and reinsurance transactions with Berkshire on arm's length terms and conditions.

        White Mountains believes that the above transactions were on terms that were reasonable and competitive and, in the case of Lehman, were obtained through a competitive bid process. White Mountains believes that such transactions did not serve to impair the independence of any of the parties involved.

REPORT OF THE COMMITTEES ON EXECUTIVE COMPENSATION

        White Mountains' 2003 compensation matters were addressed by the Company's former Human Resources Committee and its former Compensation Sub-Committee. Going forward, such matters will be addressed by the Company's Compensation Committee which was recently formed as a result of revised NYSE listing standards.

        The Company's executive compensation policies are designed with one goal in mind—maximization of Member value over long periods of time. The Company believes that this goal is best pursued by utilising a pay-for-performance program which serves to attract and retain superior executive talent and provide management with performance-based incentives to maximize Member value. Through this compensation program, the Company seeks to maximize Member value by aligning closely the financial interests of management with those of its Members.

        The Company believes that the principal measure of Member value created (or lost) is the Company's ROE as measured by growth in its intrinsic value per share. The Company calculates intrinsic value per share based on its growth in economic value per share (which is weighted 50%), growth in tangible GAAP book value per share (which is weighted 25%) and growth in market value per share (which is weighted 25%).This proprietary measure is viewed by management and the directors as being an objective and conservative measure of the value of White Mountains and includes the projected cost of all outstanding compensation awards. The Company believes that, over long periods of time, maximizing its ROE will optimize Member returns.

        The Company also believes that performance-based compensation for key employees should be payable in full only if it achieves superior returns for its Members. Therefore, the targets of many of its performance-based compensation programs are directly linked to achievement of a stated annualized ROE. With respect to the Company's 2003 annual bonus program, the target was set at 14% (1000 basis points over the over the applicable return on the ten-year United States treasury). With respect to the Company's 2003 long-term incentive award program, the target was set at 11% (700 basis points over the over the applicable return on the ten-year United States treasury). The Company believes that these returns are a challenging target in its current form.

        Certain annual and long-term compensation awards at the Company's subsidiaries are not specifically tied to the attainment of a particular ROE. Alternatively, those awards are measured using goals that are pertinent to the subsidiary's overall business objectives which, if met, will allow the Company to achieve its ROE objectives.

        Compensation of White Mountains' management team, including the Named Executive Officers, consists primarily of three components: base salary, annual bonus and long-term incentive awards.

        Human Resources Committee (which governed White Mountains' cash-based compensation programs for 2003).

        Base Salary.    Base salary for each Named Executive Officer is established annually, on or about March 1. When establishing the 2003 base salaries of the Named Executive Officers, the Human Resources Committee considered numerous factors including each Named Executive Officer's qualifications, corporate responsibilities, performance since their last salary adjustment and, except for the CEO, the recommendations of the CEO. The maximum salary is $400,000 except for officers who were grandfathered in their higher salaries when their organization was acquired. Those salaries have been frozen.

        Annual Bonus.    For 2003, the target annual bonus pool for all the Named Executive Officers, except Mr. Fass, was equal to 50% of eligible base salary. Mr. Fass's target annual bonus pool for 2003 was equal to 75% of his eligible base salary. When establishing the aggregate size of the 2003 annual bonus pool, the Human Resources Committee considered numerous factors including performance versus the objectives set forth in the Annual Business Plans of the Company, OneBeacon, WM Advisors and Folksamerica, their respective financial performance for the latest fiscal year as measured by ROE or otherwise, and the recommendations of the CEO.

        After establishing the aggregate size of the 2003 annual bonus pool, the Human Resources Committee then considered the distribution of the bonus pool among the key employees. Each participant's allocation of the pool is determined after considering numerous factors including individual achievements as compared to objectives contained in the annual business plans, the contribution of such achievements to the Company's overall financial performance and the recommendations of the CEO. The CEO receives an annual bonus equal to the average bonus percentage received by all officers eligible to participate in the bonus pool.

        The Human Resources Committee determined that the 2003 financial results of the Company (the basis for Messrs. Barrette and Foy's bonus) warranted a bonus pool of 125% of target or 63% of eligible base salary. The principal factor considered by the Human Resources Committee in making this determination was the Company's 2003 ROE which was determined to be 21%, as measured by its change in intrinsic value per Common Share during the period, versus a 14% target.

        The Human Resources Committee determined that the 2003 financial results of WM Advisors (the basis for one-half of Mr. Gillespie's bonus) warranted a bonus pool of 180% of target. The principal factor considered by the Human Resources Committee in making this determination was an 8.3% return on the Company's invested assets which was determined to be in well in excess of broadly accepted benchmarks. The other half of Mr. Gillespie's bonus is dependent upon the financial results of the Company which, as stated above, was determined to warrant a bonus pool of 125%. Based on the average of these two measures, Mr. Gillespie's bonus was determined to be 153% of target or 76% of his eligible base salary.

        The Human Resources Committee determined that the 2003 financial results of Folksamerica (the basis for Mr. Fass' bonus) warranted a bonus pool of 200% of target or 150% of his eligible base salary. The principal factor considered by the Human Resources Committee in making this determination was Folksamerica's 2003 pretax UROC which was determined to be 26%, versus a target of 18%.

        The Human Resources Committee determined that the 2003 financial results of OneBeacon (the basis for Mr. Cavoores' bonus) warranted a bonus pool of 98% of target of which Mr. Cavoores received 50% of his eligible base salary. The principal factor considered by the Human Resources Committee in making this determination was OneBeacon's 2003 GAAP combined ratio of 98%, versus a target of 97%.

Robert P. Cochran, Chairman
 Howard L. Clark, Jr.
George J. Gillespie, III
Gordon S. Macklin
Frank A. Olson
Joseph S. Steinberg
Arthur Zankel

        Compensation Sub-Committee (which governed White Mountains' share-based compensation programs for 2003)

        Overview.    The Incentive Plan provides for granting various types of share-based incentive awards including Restricted Shares, Options and performance shares to the Named Executive Officers and certain other key employees of the Company and its subsidiaries.

        Over the past several years, the Company has principally used performance shares in its long-term compensation plans. Performance shares are payable only upon completion of pre-defined business goals and are valued based on the market value of Common Shares at the time awards are earned. Performance shares awarded under the Incentive Plan are paid in cash but can be paid in Common Shares if the Board so determines.

        The Company believes that awards of performance shares are an attractive method of providing incentives for management to maximize Member value over the long term which aligns the interests of management with those of the Company's Members. This belief is predicated on the following factors: (i) such awards are earned over multi-year periods; (ii) such awards derive their value from Common Shares; and (iii) such awards are contingent upon the achievement of a specified ROE, or such other measures as may be selected in advance over the applicable performance period.

        Long-term incentive awards granted during 2003.    During 2003, Messrs. Barrette, Gillespie, Fass, Foy and Cavoores were granted 13,000; 13,000; 5,000; 10,000; and 3,000 performance shares, respectively, by the Compensation Sub-Committee. The performance period for such awards began on January 1, 2003 and will continue through December 31, 2005.

        With respect to the 2003 performance shares awarded to Messrs. Barrette, Fass, Foy and Cavoores, "Target" performance is the attainment of a ROE of 11%. At a ROE of 4% or less ("Threshold") the percentage of performance shares payable will be 0% and at a ROE of 21% or more ("Maximum") the percentage of performance shares will become 200% of target. With respect to 50% of the 2003 performance shares awarded to Mr. Gillespie, "Target" performance is the attainment of an 11% ROE, as described above, and 50% is the attainment of a return on invested assets of 150 basis points over the applicable return on the ten-year United States treasury rate. At a return on invested assets equal to or less than the applicable return on the ten-year United States treasury rate ("Threshold"), the percentage of performance shares payable will be 0% and at a return on invested assets of 325 basis points or more over the applicable return on the ten-year United States treasury rate ("Maximum"), the percentage of performance shares will become 200% of target.

        Mr. Fass was also granted a contingent cash award under the Folksamerica Holding Company, Inc. Long-Term Incentive Plan during 2003. The "Target" amount of this award was initially determined as 100% of Mr. Fass' eligible base salary (or $466,000) which is subsequently increased or decreased by Folksamerica's UROC achieved during the performance period. With respect to this award, "Target"

performance is the attainment of a 14% pretax UROC, as measured by Folksamerica's pretax return on standard capital.

        Mr. Cavoores was also granted a contingent cash award under the OneBeacon Performance Unit Plan during 2003. The "Target" amount of this award was initially determined as 10,000 Performance Units initially valued at $100 per unit (or $1,000,000) which is subsequently increased or decreased by OneBeacon's pretax ROE achieved during the performance period. With respect to this award, "Target" performance is the attainment of a combined ratio of 96%.

        Mr. Foy received a one-time grant of 3,000 Restricted Shares as an incentive to join the Company in April 2003. Mr. Foy's Restricted Shares are scheduled to vest in April 2006.

        No Options were granted during 2003.

        Long-term incentive awards earned during 2003.    Messrs. Barrette, Gillespie, Fass and Cavoores had, pursuant to a 2001 grant, 15,000, 15,000, 2,000 and 6,000 performance shares at Target, respectively, eligible for payout for the three-year performance share cycle ended December 31, 2003. Mr. Foy joined the Company during 2003 and was not awarded performance shares for the 2001 to 2003 performance share cycle.

        With respect to 50% of the 2001 performance shares awarded to Messrs. Barrette, Gillespie and Cavoores and 100% of the 2001 performance shares awarded to Mr. Fass, "Target" performance was predetermined to be the attainment of a Company ROE of 12.1% (at a ROE of 5.1% or less, no such performance shares would be earned and at a ROE at or above 23%, 200% of such performance shares would be earned).

        With respect to the remaining 50% of the 2001 performance shares awarded to Messrs. Barrette and Cavoores, "Target" performance was predetermined to be the attainment of an insurance operations trade ratio of 105% (the "Trade Ratio") on OneBeacon's core insurance operations (at a Trade Ratio of 107% or more, no such performance shares would be earned and at a Trade Ratio of 101% or less, 200% of such performance shares would be earned).

        With respect to the remaining 50% of the 2001 performance shares awarded to Mr. Gillespie, "Target" performance was predetermined to be the attainment of a return on invested assets of 100 basis points over the applicable return on the two-year United States treasury bill (at an investment return equal to or less than the two-year treasury, no such performance shares would be earned and at an investment return equal to or greater than 200 basis points over the two-year treasury, 200% of such performance shares would be earned).

        In light of the results attained during the performance period, the Compensation Sub-Committee determined that the 2003 performance shares were earned in the following percentages: (i) those contingent on the Company's ROE were earned 93% based on an attained ROE of 11.6% versus a target of 12.1%, (ii) those contingent on OneBeacon's Trade Ratio were earned 200% based on an attained Trade Ratio of 98% versus a target of 105% and those contingent on WM Advisor's return on invested assets were earned 200% based on attained return on invested assets of 9.9% versus a target of 6.5%. As a result, Messrs. Barrette, Gillespie, Fass and Cavoores earned a total of 21,975, 21,975, 1,860 and 8,790 performance shares on February 25, 2004, respectively. The dollar value of such performance shares earned are included in the Summary Compensation Table.

        Mr. Fass also had, pursuant to a 2001 grant, a contingent cash award under the Folksamerica Holding Company, Inc. Long-Term Incentive Plan. The "Target" amount of this award was 100% of Mr. Fass' eligible base salary which was to be subsequently increased or decreased by Folksamerica's UROC achieved during the performance period. With respect to this award, "Target" performance was predetermined to be the attainment of a 14% pretax UROC. At a UROC of 7% or less, the award would not be earned and at a UROC of 21%, the award would be earned 200%. During the 2001-2003 performance cycle, Folksamerica attained a pretax UROC of 19%, and as such the Compensation Sub-Committee determined that 176% of Mr. Fass' award, or $1,352,612, was earned on February 25, 2004. This amount is included in the Summary Compensation Table.

        During 2003, the Company repurchased 17,000, 4,000 and 2,500 Restricted Shares from Messrs. Barrette, Gillespie and Fass, respectively, for $.01 per share and each were granted an amount equivalent to the market value of such Restricted Shares in various non-qualified deferred compensation plans of the Company and its subsidiaries. Also during 2003, Mr. Cavoores' 1,500 Restricted Shares vested fully.

Robert P. Cochran, Chairman
 Gordon S. Macklin
Frank A. Olson
Joseph S. Steinberg
Arthur Zankel

REPORT OF THE AUDIT COMMITTEE

        The primary purpose of the Audit Committee is to monitor the integrity of the Company's financial reporting process. The Board annually reviews the NYSE listing standards' definition of independence for audit committee members and has determined that each member of the Committee currently meets that standard.

        Management is responsible for the preparation, presentation and integrity of the Company's consolidated financial statements. The independent registered public accounting firm is responsible for performing an independent audit of the Company's consolidated financial statements and expressing an opinion on the conformity of those financial statements with GAAP.

        In connection with the audit of the Company's financial statements for the year ended December 31, 2003, the Audit Committee has: (1) reviewed and discussed the audited financial statements with management; (2) reviewed and discussed the disclosures contained within the Annual Report on Form 10-K; (3) reviewed and discussed with the independent registered public accounting firm the matters required by Statement of Auditing Standards No. 61; and (4) reviewed and discussed with the independent registered public accounting firm the matters required by Independence Standards Board Statement No. 1.

        Based on these reviews and discussions, the Audit Committee determined that the non-audit fees billed by the independent registered public accounting firm for services performed in 2003 and 2002 (as shown below) are compatible with maintaining their independence. Further, the Audit Committee recommended to the Board that the audited financial statements be included in the Annual Report on Form 10-K for filing with the SEC and for presentation to the Members at the 2004 Annual Meeting.

        The Audit Committee has established a Charter which outlines its primary duties and responsibilities. The Audit Committee Charter, which has been approved by the Board, is reviewed at least annually and is updated as necessary. The Audit Committee Charter is included herein as Exhibit A and is also available at www.whitemountains.com.

        February 25, 2004

Howard L. Clark, Chairman
Frank A. Olson
Joseph S. Steinberg
Arthur Zankel

INDEPENDENT REGISTERED PUBLIC ACCOUNTANT FEES AND SERVICES

        The Audit Committee, pursuant to its policy, pre-approves the scope and fees for all services performed by the independent registered public accounting firm. Annually, the Audit Committee receives and pre-approves a written report from its independent registered public accounting firm describing the elements expected to be performed in the course of its audit of the Company's financials. All other audit, audit-related and non audit-related services rendered by the independent registered public accounting firm also require pre-approval, which may be granted in accordance with the provisions of the policy either (a) at a meeting of the full Audit Committee, (b) on an interim basis by the Chairman of the Audit Committee, provided that the requested services are not expressly prohibited and are communicated to the Audit Committee at its next regularly scheduled meeting, or (c) on a per-project basis through specific compliance with pre-approved definitions of services that do not exceed per-project limits established by the Committee, provided that the Company's General Auditor makes a full report of all services pre-approved by the policy at the next regularly scheduled meeting of the Committee.

        It is the intent of the policy to assure that the independent registered public accounting firm's performance of audit, audit-related and non audit-related services are consistent with all applicable rules on auditor independence. As such, services expressly prohibited by the Audit Committee under its policy include bookkeeping or other services related to the accounting records or financial statements of the Company or its subsidiaries; financial information systems design and implementation; appraisal and valuation services, fairness opinions; contribution-in-kind reports; actuarial services; internal audit outsourcing services; management functions; human resources; broker-dealer, investment advisor or investment banking services; legal services; and expert services unrelated to the audit.

        All services performed by the Company's independent registered public accounting firm during 2003 were pre-approved by the Audit Committee pursuant to the policy described above.

        The services performed by PricewaterhouseCoopers LLP in 2003 and 2002 are described below. PricewaterhouseCoopers LLP does not provide any services to the Company prohibited under applicable laws and regulations, such as financial information systems design and implementation. From time to time, PricewaterhouseCoopers LLP may perform permissible consulting services for the Company, provided they have been pre-approved in accordance with the policy described above. To the extent consulting services are provided by PricewaterhouseCoopers LLP, they are closely monitored and controlled by both management and the Audit Committee to ensure that their nature and extent do not interfere with the independence of PricewaterhouseCoopers LLP. The independence of PricewaterhouseCoopers LLP also is considered annually by the Audit Committee.

        The following table sets forth the approximate aggregate fees billed by the Company's independent registered public accounting firm for professional services provided in 2003 and 2002:

	2003	2002
Audit Fees(1)	$2,629,400	$2,739,200
Audit-Related Fees(2)	1,711,900	915,000
Tax Fees(3)	1,067,100	635,200
All Other Fees(4)	—	2,390,100

(1)
The fees in this category were for professional services rendered in connection with (i) the audit of the Company's annual financial statements set forth in the Company's Annual Report on Form 10-K, (ii) the review of the Company's quarterly financial statements set forth in the Company s Quarterly Reports on Form 10-Q, (iii) audits of the Company's subsidiaries that are required by statute or regulation, and (iv) services that generally only the Company's independent registered public accounting firm reasonably can provide, such as comfort letters, consents and agreed upon procedures reports.

(2)
The fees in this category were for professional services rendered in connection with (i) consultations concerning financial accounting and reporting standards of transactions or events, (ii) internal control reviews, (iii) employee benefit plan audits and (iv) due diligence services.

(3)
The fees in this category were for professional services rendered in connection with tax strategy assistance and tax compliance services.

(4)
The fees in this category were for non-financial information systems technology consulting. Of these fees, $1,658,400 related to services provided by PricewaterhouseCoopers Consulting prior to the sale of this division to IBM on October 1, 2002. The services provided by PricewaterhouseCoopers Consulting related to various non-financial information systems consulting projects.

MEMBER RETURN GRAPH

        The following graph shows the five-year cumulative total return for a Member who invested $100 in Common Shares (NYSE symbol "WTM") as of January 1, 1999, assuming re-investment of dividends. Cumulative returns for the five-year period ended December 31, 2003 are also shown for the Standard & Poor's 500 Stocks (Property & Casualty) Capitalization Weighted Index ("S&P P&C") and the Standard & Poor's 500 Stocks Capitalization Weighted Index ("S&P 500") for comparison.

        As stated herein, White Mountains' various compensation plans are based on its growth in its intrinsic value which is believed to be a conservative proxy for its intrinsic business value. The Company's long-term goal is to maximize its intrinsic business value per Common Share which will, in turn, affect its market value per Common Share.

Five-Year Cumulative Total Return

(value of $100 invested January 1, 1999)

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
IN COMPENSATION DECISIONS

        The Company notes certain relationships and transactions pertaining to Messrs. Clark, George Gillespie and Zankel who were Members of either the former Human Resources Committee or the former Compensation Sub-Committee through February 25, 2004. See "Certain Relationships and Related Transactions."

COMPLIANCE WITH SECTION 16(a) OF THE EXCHANGE ACT

        Pursuant to SEC rules relating to the reporting of changes in beneficial ownership of Common Shares, the Executive Officers, Directors and greater than 10% Members are believed to have filed all reports required under Section 16 on a timely basis during 2003 except for Mr. Cavoores who was late in filing a Form 4 relating to his purchase of 100 Common Shares on June 5, 2003.

PROPOSAL 2

ELECTION OF DIRECTORS OF SIRIUS INTERNATIONAL INSURANCE CORPORATION ("SIRIUS INTERNATIONAL")

        Bye-law 77 of the Company provides that the board of directors of any wholly-owned operating subsidiary of the Company incorporated under the laws of Bermuda or any other company designated by the Board, such as Sirius International, be elected by the Company's Members.

        Proposal 2 calls for the election of Messrs. Lars Ek (Executive Vice President and Group Chief Financial Officer of Sirius International), Fass, Gert Lindberg (by appointment of the Swedish Supervisory Authority) and Goran Thorstensson (President and CEO of Sirius International) to the board of directors of Sirius International.

        Messrs. Ek, Fass and Thorstensson will not receive any compensation for their services as a director of Sirius International. Mr. Lindberg is expected to receive an annual director retainer of SEK 60,000 (approximately $8,000 as of the date of this report). Additional biographical information relating to Mr. Fass is presented under Proposal 1 "Election of the Company's Directors."

        The Board recommends a vote FOR Proposal 2 which calls for the election of the director nominees of Sirius International.

PROPOSAL 3

ELECTION OF DIRECTORS OF FUND AMERICAN REINSURANCE COMPANY, LTD. ("FUND AMERICAN RE") AND SCANDINAVIAN REINSURANCE COMPANY LTD. ("SCANDINAVIAN RE")

        Bye-law 77 of the Company provides that the board of directors of any wholly-owned operating subsidiary of the Company incorporated under the laws of Bermuda, such as Fund American Re and Scandinavian Re, or any other company designated by the Board, be elected by the Company's Members.

        Proposal 3 calls for the election of Messrs. Fass, Anders Henriksson (President of Fund American Re), Mark Kaplen (President and CEO of Scandinavian Re), Michael E. Maloney (Managing Director of White Mountains Re), Goran Thorstensson (President and CEO of Sirius International) and Michael E. Tyburski (Managing Director of White Mountains Re) to the boards of directors of Fund American Re and Scandinavian Re.

        Messrs. Fass, Henriksson, Kaplen, Maloney, Thorstensson and Tyburski will not receive any compensation for their services as a director of Fund American Re and Scandinavian Re. Additional biographical information relating to Mr. Fass is presented under Proposal 1 "Election of the Company's Directors."

        The Board recommends a vote FOR Proposal 3 which calls for the election of the director nominees of Fund American Re and Scandinavian Re.

PROPOSAL 4

ELECTION OF DIRECTORS TO ANY NEW NON-UNITED STATES OPERATING SUBSIDIARIES

        Bye-law 77 of the Company provides that the boards of directors of any wholly-owned operating subsidiary of the Company which is incorporated under the laws of Bermuda, or any other company designated by the Board, be elected by the Company's Members.

        Proposal 4 calls for the election of Messrs. Barrette and Fass to the board of directors of any wholly-owned, non-U.S. operating subsidiary that may be formed by the Company in the future. Messrs. Barrette and Fass will not receive any compensation for their services as a director of any such company. Biographical information relating to Messrs. Barrette and Fass is presented under Proposal 1 "Election of the Company's Directors."

        The Board recommends a vote FOR Proposal 4 which calls for the election of Messrs. Barrette and Fass to the board of directors of any new non-United States operating subsidiaries.

PROPOSAL 5

APPROVAL OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

        Subject to Member approval, the Audit Committee of the Board has appointed PricewaterhouseCoopers LLP as the Company's independent registered public accounting firm for 2004. Further, Members are being asked to authorize the Audit Committee to negotiate and fix the remuneration to be paid to PricewaterhouseCoopers LLP in connection with the services to be provided to the Company for 2004. Representatives from PricewaterhouseCoopers LLP will attend the 2004 Annual Meeting, will be provided with the opportunity to make a statement and will be available to answer appropriate questions.

        PricewaterhouseCoopers LLP has served as the Company's independent registered public accounting firm for 4 years, as Folksamerica's independent registered public accounting firm for more than 20 years, and as OneBeacon's independent registered public accounting firm for more than 25 years.

        The Board recommends a vote FOR Proposal 5 approving the appointment of PricewaterhouseCoopers LLP as the Company's Independent Registered Public Accounting Firm for 2004.

OTHER MATTERS

Manner of Voting Proxies

        Common Shares represented by all valid proxies received will be voted in the manner specified in the proxies. Where specific choices are not indicated, the Common Shares represented by all valid proxies received will be voted FOR each of the proposals named earlier in this Proxy Statement.

        In the case of Common Shares held in employee benefit plans, the trustee will typically vote all Common Shares within such plans in direct proportion to those Common Shares actually voted by plan participants.

        Should any matter not described above be acted upon at the meeting, the persons named in the proxy card will vote in accordance with their judgment. The Board knows of no other matters which are to be considered at the 2004 Annual Meeting.

Votes Required for Approval

        The proposals require the affirmative vote of a majority of the voting power held by holders of Common Shares present at the 2004 Annual General Meeting, in person or by proxy, provided a quorum is present.

Inspectors of Election

        EquiServe Trust Company, N.A., P.O. Box 43069, Providence, Rhode Island 02940-3069, has been appointed as Inspectors of Election for the 2004 Annual Meeting. Representatives of EquiServe will attend the 2004 Annual Meeting to receive votes and ballots, supervise the counting and tabulating of all votes and ballots and determine the results of the vote.

Costs of Solicitation

        The solicitation of proxies will be made primarily by mail, however, directors, officers, employees and agents of the Company may also solicit proxies by telephone, telegram or personal interview. Solicitation costs will be paid by the Company. Upon request, the Company will reimburse banks, brokerage houses and other custodians, nominees and fiduciaries for their reasonable expenses incurred in forwarding proxy materials to their principals.

Delivery of Documents to Shareholders Sharing an Address

        The Company may have delivered only one copy of this document to two or more shareholders who share an address. Those shareholders who desire additional copies of this document or would like to receive separate copies of this document in the future should contact their bank, broker or other holder of record or the Corporate Secretary at the address presented under "Available Information" below.

Communicating with the Board

        Members, employees and others interested in communicating directly with the Board or any of the Board's committees should write to the addressee, c/o the Corporate Secretary, at the address presented under "Available Information" below.

Available Information

        The Company is subject to the informational reporting requirements of the Exchange Act of 1934. In accordance therewith, the Company files reports, proxy statements and other information with the SEC. The Company will provide to any Member, upon request and without charge, copies of all documents (excluding exhibits unless specifically requested) filed by the Company with the SEC. Written or telephone requests should be directed to the Corporate Secretary, White Mountains Insurance Group, Ltd., 80 South Main Street, Hanover, New Hampshire, 03755, telephone number (603) 640-2200. Additionally, all such documents are physically available at the Company's registered office at Clarendon House, 2 Church Street, Hamilton, HM 11 Bermuda and are available at www.whitemountains.com shortly after such material is electronically filed with or furnished to the SEC.

Offices of the Company

        The Company's headquarters is located at The Bank of Butterfield Building, 42 Reid Street, 6th Floor, Hamilton, HM 12, Bermuda, its principal executive office is located at 80 South Main Street, Hanover, New Hampshire, 03755, and its registered office is located at Clarendon House, 2 Church Street, Hamilton, HM 11, Bermuda.

Proposals by Members for the 2005 Annual Meeting of Members

        Member proposals (other than proposals nominating director candidates for which the procedures are outlined on page 7) must be received in writing by the Secretary of the Company no later than December 6, 2004 and must comply with the requirements of the SEC in order to be considered for inclusion in the Company's proxy statement relating to the Annual Meeting to be held in 2005.

  By Order of the Board of Directors,

  Dennis P. Beaulieu, Corporate Secretary
  August 30, 2004

Exhibit A

White Mountains Insurance Group, Ltd.

Audit Committee Charter

I.     Purpose

  The Audit Committee (the "Committee") is appointed by the Board of Directors (the "Board") of White Mountains Insurance Group, Ltd. (the "Company") to assist the Board in fulfilling its oversight responsibilities to the Company's Members and the other important constituencies the Board serves.

  The primary purposes of the Committee are to:

    •
    Assist Board oversight of:

    •
    the integrity of the Company's financial statements

    •
    the qualifications and independence of the independent auditors

    •
    the performance of the internal audit function and the independent auditors

    •
    the Company's compliance with legal and regulatory requirements

    •
    Provide an avenue of communication among the independent auditors, management, the internal auditors and the Board

    •
    Prepare the audit committee report required by the rules of the Securities and Exchange Commission ("SEC") to be included in the annual proxy statement

II.    Membership

  The Committee shall be comprised of no less than three directors, the exact number to be determined from time to time by the Board.

  The Committee's composition shall meet the independence and expertise requirements for audit committees imposed by New York Stock Exchange ("NYSE") listing standards, Section 10A(m)(3) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and any applicable rules or regulations of the SEC, in each case as in effect from time to time. The Board shall endeavor to have at least one member of the Committee with the qualifications necessary to be considered an "audit committee financial expert" as defined in the rules and regulations of the SEC.

  No member of the Committee may serve simultaneously on the audit committees of more than two other public companies, unless the Board determines that such simultaneous service would not impair such director's ability to serve effectively on the Committee and such determination is disclosed in the Company's annual proxy statement.

  The members of the Committee shall be appointed annually by a majority vote of the full Board from among its members following receipt and consideration of the recommendation of the Nominating & Governance Committee. Each Committee member shall serve until such member's successor is duly appointed and qualified or until such member's resignation or removal by a majority vote of the full Board.

1

III.  Authority and Responsibilities

  The Committee's function is not to replace management, the internal auditors or the independent auditors, but rather is one of oversight. It is the responsibility of management to prepare the financial statements and to develop and maintain adequate systems of internal accounting and financial controls, and it is the internal and independent auditors' responsibility to review and, when appropriate, audit or attest to these financial statements and internal controls. The Committee recognizes that the financial management and the internal and independent auditors have more knowledge and information about the Company than do Committee members. Consequently, in carrying out its oversight responsibilities, the Committee cannot, and is not expected to, provide any expert or special assurance as to the financial statements or internal controls or any professional certification as to the independent auditors' work.

  In carrying out its oversight responsibilities, the Committee shall undertake the following activities and have the following authority (in addition to the duties and responsibilities set forth in Rule 10A-3(b)(2), (3), (4) and (5) of the Exchange Act, as well as any others that the Board may from time to time delegate to the Committee):

  Financial Reporting Process and Financial Statements

    1.
    Meet periodically in separate sessions with (a) management, (b) the independent auditors and (c) the internal auditors.

    2.
    Review and discuss with management and the independent auditors (a) the audited financial statements to be included in the Annual Report on Form 10-K (or the Annual Report to Shareholders if distributed prior to the filing of the Form 10-K), (b) the quarterly financial statements to be included in the Quarterly Reports on Form 10-Q and (c) in each case, the disclosures in the related "Management's Discussion and Analysis of Financial Condition and Results of Operations".

    3.
    Review:

    (a)
    major issues regarding accounting principles and financial statement presentations, including any changes in the selection or application of accounting principles, and major issues as to the adequacy of the internal controls and any special audit steps adopted in light of any material control deficiencies;

    (b)
    analyses prepared by management and/or the outside auditors setting forth significant financial reporting issues and judgments made in connection with the preparation of the financial statements; and

    (c)
    the effect of regulatory or accounting initiatives, as well as off-balance sheet transactions, on the financial statements.

    4.
    In connection with the annual audit and quarterly review by the independent auditors of the financial information included in the Company's periodic filings, prior to the release of earnings or the filing of the Form 10-K or Form 10-Q, as applicable, discuss with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61, as amended or supplemented, including receiving from the independent auditors and, where applicable, management and/or the internal auditors, timely reports concerning:

    (a)
    all critical accounting policies and practices;

    (b)
    all significant financial reporting issues and judgments made in connection with the preparation of the financial statements, including alternative treatments of financial

2

        information under generally accepted accounting principles ("GAAP") that have been discussed with management, the ramifications of the use of such alternative methods and the method preferred by the independent auditors; and

      (c)
      any other material analyses prepared by or written communications between the independent auditors and management (such as any management or internal control letter or schedule of unadjusted differences).

      The Chair of the Committee may represent the entire Committee for purposes of this review.

    5.
    Regularly review with the independent auditors and the internal auditors any audit problems or difficulties encountered and management's response (including any restrictions on access, any accounting adjustments noted or proposed but passed as immaterial or for other reasons, any communications between the independent audit team and the independent auditors' national office and any management or internal control letters proposed to be but never issued by the independent auditors).

    6.
    Discuss with management, the internal auditors and the independent auditors the quality and adequacy of the Company's internal controls, including reviewing any internal control report prepared by management and any significant internal control deficiencies or material weaknesses, any fraud involving management or others significantly involved in the internal controls and any changes implemented in light of material control deficiencies.

    7.
    Review and discuss with management the Company's earnings release prior to its distribution. The Chair of the Committee may represent the entire Committee for purposes of this review.

    8.
    Discuss with management the Company's policies with regard to financial information and earnings guidance provided to rating agencies or analysts, and review particular financial information and guidance to the extent the Committee deems advisable.

  Oversight of the Company's Relationship with the Independent Auditors

    9.
    Be directly responsible for the appointment, compensation, retention, oversight, evaluation and termination (subject to Member ratification) of the independent auditors engaged for the purpose of preparing or issuing an audit report or performing other audit, review or attest services. The independent auditors shall report directly to the Committee. The Committee shall be responsible for the resolution of disagreements among management, the independent auditors and the internal auditors regarding financial reporting.

    10.
    Review and pre-approve (a) all auditing services (including those performed for purposes of providing comfort letters and statutory audits) and (b) all non-auditing services rendered to the Company by the independent auditors, in each case including fees.

    11.
    Review the independent auditors' audit plan, including scope, staffing, locations, reliance upon management and the general audit approach.

    12.
    At least annually, obtain and review a report by the independent auditors describing: (i) the independent auditors' internal quality-control procedures; (ii) any material issues raised by the most recent internal quality-control review or peer review of the independent auditors, or by any inquiry or investigation by governmental or professional authorities, within the preceding five years, respecting one or more independent audits carried out by the independent auditors, and any steps taken to deal with any such issues;

3

      and (iii) all relationships between the independent auditors and the Company, including the matters covered by Independence Standards Board Standard Number 1, as amended or supplemented, and any relationships or services that may impact the objectivity and independence of the independent auditors.

    13.
    After reviewing the report by the independent auditors described in Section 12 and the independent auditors' work, evaluate the independent auditors' qualifications, performance and independence. The Committee shall present its conclusions to the full Board. The evaluation shall include the review and evaluation of the lead partner(s) of the independent auditors and consideration of whether the independent auditors' quality controls are adequate and the provision of non-audit services is compatible with maintaining the independent auditors' independence. In making its evaluation, the Committee may take into account the opinions of any persons such as management and the internal auditors, as it deems appropriate.

    14.
    Consider whether, in order to assure the continuing independence of the independent auditors, there should be regular rotation of the lead and reviewing audit partners (in addition to the rotation every five years required pursuant to Section 10A(j) of the Exchange Act), or of the outside audit firm.

    15.
    Establish clear hiring policies with respect to employees or former employees of the independent auditors (including a prohibition, as required by Section 10A(l) of the Exchange Act, against the Company's chief executive officer, controller, chief financial officer or chief accounting officer having worked on the Company's audit as an employee of the independent auditors at any time during the one-year period prior to the initiation of the current audit).

  Oversight of the Internal Audit Function

    16.
    Review and discuss with management, the independent auditors and the internal auditors the performance and adequacy of the internal audit function, including (a) the internal audit department's Corporate Audit Charter, responsibilities, budget and staffing and (b) the annual audit plan.

    17.
    Review and approve the appointment, replacement, reassignment or dismissal of the senior internal audit executive and periodically review his appointment.

  Risk Management; Related Party Transactions

    18.
    Discuss with management and, to the extent appropriate, the internal auditors and the independent auditors the Company's policies with respect to risk assessment and risk management, including the Company's major financial risk exposures and the steps management has taken to monitor and control these exposures.

    19.
    Approve any related or affiliated party transaction and review disclosures thereof.

  Compliance Oversight Responsibilities

    20.
    Confirm with the independent auditors that they are not aware of any information indicating that any illegal act has or may have occurred which would necessitate a response under Section 10A(b) of the Exchange Act.

    21.
    Review with legal counsel, management, the internal auditors or the independent auditors, as the Committee deems appropriate, (a) any legal or regulatory matters that could have a significant impact on the financial statements, (b) the Company's policies

4

      and procedures regarding compliance with applicable laws and regulations and (c) any inquiries received from regulators or governmental agencies that could have a significant impact on the financial statements.

    22.
    Based on its review and discussions referred to in items 1 through 20, determine whether to recommend to the Board that the audited financial statements be included in the Annual Report on Form 10-K.

    23.
    Prepare the report of the audit committee required by the rules of the SEC to be included in the annual proxy statement.

    24.
    Establish procedures for (a) the receipt, retention and treatment of complaints regarding accounting, auditing or internal accounting control matters and (b) the confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters.

    25.
    Review and approve the appointment, replacement, reassignment or dismissal of the Company's general counsel.

  Governance Matters

    26.
    Report regularly to the Board.

    27.
    Review and assess the adequacy of this Charter annually and recommend any proposed changes to the Board for approval.

    28.
    Review any requests for waivers of the Corporate Governance Guidelines.

    29.
    Review the Committee's own performance annually.

  Access to Advisors; Investigations

    30.
    The Committee shall have the authority to obtain advice and assistance from internal or external legal, accounting or other advisors, without having to seek Board approval.

    31.
    The Committee shall determine the amount to be paid to the independent auditors and other advisors retained by the Committee.

    32.
    The Committee shall have the authority to conduct or authorize investigations into or studies of any matters within the Committee's scope of responsibilities.

IV.    Structure and Operations

  The Board shall designate one member of the Committee to act as its Chairman. The Committee shall meet at least quarterly, with further meetings to occur when deemed necessary or desirable by the Committee or its Chairman.

  The Committee may form and delegate authority to subcommittees. In particular, the Committee may delegate to one or more of its members the authority to pre-approve audit and/or non-audit services, provided that the decisions of any member(s) to whom pre-approval authority is delegated shall be presented to the Committee at the next Committee meeting.

  The Chairman, with input from the other members of the Committee and, where appropriate, management and outside advisors, shall prepare and/or approve an agenda in advance of each meeting.

  The Committee may request that any directors, officers or other employees of the Company, or any other persons whose advice and counsel are sought by the Committee, attend any meeting of

5

  the Committee to provide such pertinent information as the Committee requests. The Committee may exclude from its meetings any persons it deems appropriate.

  The Committee shall maintain minutes or other records of its meetings.

  The Committee shall give regular reports to the Board on its meetings and on such other matters as required by this Charter or as the Board shall from time to time specify.

  Except as expressly provided in this Charter, the Bye-laws or the Corporate Governance Guidelines, or as required by law, regulation or NYSE listing standards, the Committee shall set its own rules of procedure.

  Approved by the Board of Directors on August 26, 2004.

6

DETACH HERE IF YOU ARE RETURNING YOUR PROXY CARD BY MAIL

        PROXY

WHITE MOUNTAINS INSURANCE GROUP, LTD.

Proxy Solicited on Behalf of the Board of Directors of the Company
for the Annual General Meeting of Members to be Held on October 21, 2004

        The undersigned hereby appoints George J. Gillespie, III and Raymond Barrette, and each of them, proxies with full power of substitution, to vote all Common Shares of the undersigned at the 2004 Annual General Meeting of Members to be held October 21, 2004, and at any adjournment thereof, upon all subjects that may properly come before the meeting including the matters described in the proxy statement furnished herewith, subject to any directions indicated on the reverse of this card. If no directions are given, the proxies will be voted FOR the Election of the Company's Directors, FOR the Election of Directors of Sirius International Insurance Corporation, FOR the Election of Directors of Fund American Reinsurance Company, Ltd. and Scandinavian Reinsurance Company Ltd., FOR the Election of Directors of any New Non-United States Operating Subsidiary, FOR Approval of the Appointment of the Company's Independent Registered Public Accounting Firm, and at their discretion on any other matter that may properly come before the meeting.

        Your vote is important! Please sign and date on the reverse side and return promptly in the enclosed postage-paid envelope or otherwise to White Mountains Insurance Group, Ltd., c/o EquiServe, P.O. Box 8694, Edison, NJ 08818-8694.

HAS YOUR ADDRESS CHANGED?	DO YOU HAVE ANY COMMENTS?.

C/O EQUISERVE TRUST COMPANY N.A.
P.O. BOX 8694
EDISON, NJ 08818-8694

DETACH HERE IF YOU ARE RETURNING YOUR PROXY CARD BY MAIL

☒	Please mark votes as in this example.

        This Proxy, when properly executed will be voted in the manner directed herein. If no directions are made, this proxy will be voted FOR Proposals 1, 2, 3, 4 and 5.

        The Board of Directors recommends a vote "FOR" Proposals 1, 2, 3, 4 and 5.

1.	Elect Directors to Class I with a term ending in 2007	2.	Election of Board of Directors of Sirius International Insurance Corporation	3.	Election of Board of Directors of Fund American Reinsurance Company, Ltd. and Scandinavian Reinsurance Company Ltd.
	Nominees: (01) Bruce R. Berkowitz, (02) Steven E. Fass, (03) Edith E. Holiday, (04) Lowndes A. Smith, (05) Joseph S. Steinberg		Nominees: (01) Steven E. Fass, (02) Laks Ek, (03) Gert Lindberg, (04) Goran Thorstensson		Nominees: (01) Steven E. Fass, (02) Anders Henriksson, (03) Mark Kaplen, (04) Michael E. Maloney, (05) Goran Thorstensson, (06) Michael E. Tyburski
FOR ☐	WITHHELD ☐	FOR ☐	WITHHELD ☐	FOR ☐	WITHHELD ☐
For, except vote withheld from the following nominee(s):		For, except vote withheld from the following nominee(s):		For, except vote withheld from the following nominee(s):

4.	Election of Board of Directors of any New Non-United States Operating Subsidiary, as Designated by the Company's Board of Directors	FOR ☐		WITHHELD ☐
Nominees: (01) Raymond Barrette, (02) Steven E. Fass
For, except vote withheld from the following nominee(s):

5.	Appointment of Independent Registered Public Accounting Firm	FOR ☐	AGAINST ☐	ABSTAIN ☐
CHANGE OF ADDRESS AND/OR COMMENTS MARK HERE				☐

Please sign this proxy exactly as name appears hereon. When shares are held by joint tenants, both should sign. When signing as attorney, administrator, trustee or guardian, please give full title as such.
Signature:	Date:	Signature:	Date:

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Table of Contents
NOTICE OF 2004 ANNUAL GENERAL MEETING
PROXY STATEMENT
PROPOSAL 1
ELECTION OF THE COMPANY'S DIRECTORS
CORPORATE GOVERNANCE
VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF Voting Rights of Members
COMPENSATION OF DIRECTORS
COMPENSATION OF EXECUTIVE OFFICERS
COMPENSATION PLANS
REPORT OF THE COMMITTEES ON EXECUTIVE COMPENSATION
REPORT OF THE AUDIT COMMITTEE
INDEPENDENT REGISTERED PUBLIC ACCOUNTANT FEES AND SERVICES
MEMBER RETURN GRAPH
COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION IN COMPENSATION DECISIONS
COMPLIANCE WITH SECTION 16(a) OF THE EXCHANGE ACT
PROPOSAL 2 ELECTION OF DIRECTORS OF SIRIUS INTERNATIONAL INSURANCE CORPORATION ("SIRIUS INTERNATIONAL")
PROPOSAL 3 ELECTION OF DIRECTORS OF FUND AMERICAN REINSURANCE COMPANY, LTD. ("FUND AMERICAN RE") AND SCANDINAVIAN REINSURANCE COMPANY LTD. ("SCANDINAVIAN RE")
PROPOSAL 4 ELECTION OF DIRECTORS TO ANY NEW NON-UNITED STATES OPERATING SUBSIDIARIES
PROPOSAL 5 APPROVAL OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
OTHER MATTERS
  Exhibit A
PROXY